As filed with the Securities and Exchange Commission on April 11, 2002
Registration Statement No. 333-
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Chelsea Property Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	22-3251332 (I.R.S. employer identification number)

103 Eisenhower Parkway
Roseland, New Jersey 07068
(973) 228-6111
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Leslie T. Chao, President
Chelsea Property Group, Inc.
103 Eisenhower Parkway
Roseland, New Jersey 07068
(973) 228-6111
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

MARTIN H. NEIDELL, ESQ.
STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5836

           Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box |_|

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock	15,607 Shares	$55.99	$873,836	$81.00
(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457 (c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated April 11, 2002
15,607 Shares of Common Stock

CHELSEA PROPERTY GROUP, INC.

          This is an offering of shares of common stock of Chelsea Property Group, Inc. by the selling stockholders identified in this prospectus. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. The shares may be sold at market prices, at prices related to market prices or at negotiated prices. Chelsea will not receive any of the proceeds from the offering.

          Our shares of common stock are traded on the New York Stock Exchange under the symbol CPG. On April 9, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $55.99 per share.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April __, 2002

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold. Our SEC file number is 001-12328.

•	Annual Report on Form 10-K for the year ended December 31, 2001; and

•	The information contained in the section “Policies with Respect to Certain Activities” contained in the Company’s Registration Statement on Form S-11 (File No. 33-67870) filed on August 25, 1993, as amended.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations Chelsea Property Group, Inc. 103 Eisenhower Parkway Roseland, New Jersey 07068 (973) 228-6111 http://www.cpgi.com

          You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

THE COMPANY

General

          Chelsea is a self-administered and self-managed real estate investment trust that specializes in owning, developing, redeveloping, leasing, marketing and managing upscale and fashion-oriented manufacturers’ outlet centers known as premium properties. On September 25, 2001, as part of a transaction with Konover Property Trust Inc. and affiliates, Chelsea acquired 32 retail centers, two of which are premium properties, containing 4.3 million square feet of gross leasable area, or GLA. As of December 31, 2001, Chelsea wholly or partially owned 57 centers in 29 states and Japan containing approximately 12.6 million square feet of GLA represented by more than 700 tenants in approximately 2,900 stores. Our premium properties include 27 properties containing 8.3 million square feet of GLA. These centers generally are located near metropolitan areas including New York City, Los Angeles, Boston, Washington, D.C., San Francisco, Sacramento, Cleveland, Atlanta, Dallas, Portland (Oregon), Tokyo and Osaka, Japan, which have a population of at least one million people within a 30-mile radius, with average annual household income of greater than $50,000. Some premium properties are also located within 20 miles of major tourist destinations including Palm Springs, the Napa Valley, Orlando, and Honolulu. During 2001, our premium properties generated weighted average tenant sales of $379 per square foot, defined as total sales reported by tenants divided by their gross leasable area weighted by months in operation.

          We are organized under the laws of the state of Maryland. Our principal executive office is located at 103 Eisenhower Parkway, Roseland, New Jersey 07068, telephone (973) 228-6111.

Recent Developments

           In March 2002, Chelsea completed two unrelated acquisitions of interests in outlet centers having a combined purchase price of $103.3 million.

          Chelsea acquired the 50% interest in Orlando Premium Outlets owned by Simon Property Group, a 430,000 square-foot center located between Disney World and Sea World developed jointly by Chelsea and Simon in 2000. The purchase price was $76.3 million, which was paid $46.6 million in cash, with the balance represented by the assumption of Simon’s share of existing mortgage indebtedness on the property. The remaining 50% interest in this center is already owned by Chelsea.

          Chelsea acquired from Prime Retail, Inc. for $27 million of cash Prime Outlets at Edinburgh, a 305,000 square-foot outlet center located in Edinburgh, Indiana, 40 miles south of Indianapolis. This center is currently 98% leased to tenants, including Eddie Bauer, GAP, Nautica, Nike and Tommy Hilfiger.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares of common stock offered hereby.

SELLING STOCKHOLDERS

          The following table shows the names of the selling stockholders, the number of shares owned beneficially by them as of April 1, 2002, the number of shares to be sold and the number of shares to be owned by them after completion of the offering, assuming all of the shares being offered are sold. All of the shares listed in the chart below consist of limited partnership interests (“Units”) in CPG Partners, L.P. which are convertible into shares of common stock of Chelsea on a one-for-one basis.

                                           Shares Beneficially       Shares of
                                                  Owned             Common Stock to    Shares Beneficially
                                            Prior to Offering         be Sold         Owned After Offering
                                            -----------------         -------         --------------------
Selling Stockholders                  Number      Percent                             Number         Percent
--------------------                  ------      -------                             ------         -------

Thomas Leonard 1989 Family Trust      11,607         *                11,607             0            0

Castruccio Revocable Trust (1)        24,351         *                 4,000        20,351            *

__________

* less than 1%
(1) These shares may be transferred prior to sale to the Louis and Jane Castruccio Foundation of which Louis and Jane Castruccio are the sole trustees. Upon such event, such Foundation will become a selling stockholder hereunder.

          The Company has entered into a registration rights agreement with holders of Units to enable them to sell or distribute in a registered offering shares of common stock owned by them or issuable to them upon exchange of Units. The expenses of any such registration will be borne by the selling stockholders. This registration statement is being filed pursuant to this registration rights agreement. All expenses of this offering (including underwriting discounts and selling commissions), are being borne by the selling stockholders.

          The selling stockholders may be deemed to be underwriters under the Securities Act of 1933.

DETERMINATION OF OFFERING PRICE AND PLAN OF DISTRIBUTION

          The sale of shares by the selling stockholders may be effected from time to time in transactions on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

LEGAL MATTERS

          Stroock & Stroock & Lavan LLP, New York, New York, will pass on the validity of the shares.

EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements and schedule are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          The estimated expenses in connection with the distribution of the Shares (all of which shall be paid by the Selling Stockholders) being registered hereunder are set forth in the following table (all amounts except the SEC registration fee are estimated):

Securities and Exchange Commission Registration Fee Accounting Fees and Expenses Legal Fees and Expenses Printing Expenses Miscellaneous Total	$ 81 $ 4,000 $ 5,000 $ 500 $ 419 $ 10,000 =======

Item 15. Indemnification of Directors and Officers.

          The Company is a Maryland corporation. The Company’s Articles of Incorporation contain a provision limiting the liability of the directors and officers to the fullest extent permitted by Section 5-349 of the Courts and Judicial Proceedings Code of Maryland. The Company’s Articles of Incorporation also contain a provision permitted under Maryland General Corporation Law eliminating (with limited exceptions) each director’s personal liability for monetary damages for breach of any duty as a director. In addition, the Company’s Articles of Incorporation and Bylaws provide for the Company’s indemnification of its directors and officers from certain liabilities and expenses, as well as advancement of costs, expenses and attorneys’ fees, to the fullest extent permitted under Maryland General Corporation Law. Such rights are contract rights fully enforceable by each beneficiary thereof, and are in addition to, and not exclusive of, any other right to indemnification.

Item 16. Exhibits.

5.1 23.1 23.2 24	-- -- -- --	Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Shares.
Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).
Consent of Ernst & Young LLP.
Power of Attorney (included on signature page of this Registration Statement).

_______________

Item 17. Undertakings.

           (a)      The undersigned Registrant hereby undertakes:

          (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c)      The undersigned Registrant hereby undertakes that:

          (1)      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           (e)      The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey , on April 11, 2002.

CHELSEA PROPERTY GROUP, INC. By: /s/ Leslie T. Chao Name: Leslie T. Chao Title: President

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Bloom, Leslie T. Chao, Michael J. Clarke and Denise M. Elmer, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this Registration Statement and any Registration Statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Bloom David C. Bloom	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 11, 2002

/s/ Michael J. Clarke Michael J. Clarke	Chief Financial Officer (Principal Financial and Accounting Officer)	April 11, 2002

/s/ William D. Bloom William D. Bloom	Director	April 11, 2002

/s/ Brendan T. Byrne Brendan T. Byrne	Director	April 11, 2002

/s/ Robert Frommer Robert Frommer	Director	April 11, 2002

/s/ Barry M. Ginsburg Barry M. Ginsburg	Director	April 11, 2002

/s/ Philip D. Kaltenbacher Philip D. Kaltenbacher	Director	April 11, 2002

/s/ Reuben S. Leibowitz Reuben S. Leibowitz	Director	April 11, 2002

Exhibit Index

Exhibits	Description	Page No.

5.1 23.1 23.2 24	-- -- -- --	Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Shares.
Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).
Consent of Ernst & Young LLP.
Power of Attorney (included on signature page of this Registration Statement).